EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements ((i) Forms S-3 No. 33-57119, No. 333-64381, No. 333-115083, No. 333-157286, No. 333-165811 and No. 333-177049 and (ii) Forms S-8 No. 333-157283, No. 333-165807, No. 333-175405 and No. 333-189326)) , of our report dated July 12, 2013, relating to our audits of the Statements of Revenues and Certain Expenses of Village Shopping Center and Greenwich Properties for the year ended December 31, 2012, included in this Current Report on Form 8-K/A.

/s/ PKF O'Connor Davies
A Division of O'Connor Davies, LLP

New York, New York
July 12, 2013